Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (333-129454, 333-168797, and 333-230575) on Form S-8 of PNM Resources, Inc. of our report dated June 25, 2020, relating to the statements of net assets available for benefits of PNM Resources, Inc. Retirement Savings Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplemental information as of December 31, 2019, appearing in this Annual Report on Form 11-K of PNM Resources, Inc. Retirement Savings Plan for the year ended December 31, 2019.

/s/ Moss Adams LLP

Albuquerque, New Mexico
June 25, 2020